Filed Pursuant to Rule 424(b)(3)

Registration No. 333-194855

PROSPECTUS SUPPLEMENT

(to prospectus dated October 7, 2014 and the prospectus supplements dated October 9, 2014, October 14, 2014, January 6, 2015, January 13, 2015, March 11, 2015, March 19, 2015, April 3, 2015, April 9, 2015 and April 14, 2015)

BIOMET, INC.

$1,825,000,000 6.500% Senior Notes due 2020

$800,000,000 6.500% Senior Subordinated Notes due 2020

This prospectus supplement updates and supplements the prospectus dated October 7, 2014 and the prospectus supplements dated October 9, 2014, October 14, 2014, January 6, 2015, January 13, 2015, March 11, 2015 and March 19, 2015, April 3, 2015, April 9, 2015 and April 14, 2015.

See the “Risk Factors” section beginning on page 6 of the prospectus, the “Risk Factors” section in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 14, 2014, the “Risk Factors” section in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on January 13, 2015 and the “Risk Factors” section in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 14, 2015 for a discussion of certain risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus have been prepared for and may be used by Goldman, Sachs & Co. and any affiliates of Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes affected from time to time. Goldman, Sachs & Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus supplement and the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. This prospectus supplement and the accompanying prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus or the date of any document incorporated by reference herein.

The date of this prospectus supplement is May 27, 2015.

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2015

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	001-15601	35-1418342
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 27, 2015, Biomet, Inc. (the “Company”), a wholly-owned subsidiary of LVB Acquisition, Inc. (“LVB”), requested that Wells Fargo Bank, National Association, as trustee (the “Trustee”) provide notices of conditional redemption to the holders of the Company’s 6.500% Senior Subordinated Notes due 2020 (the “Senior Subordinated Notes” and 6.500% Senior Notes due 2020 (the “Senior Notes” and, together with the Senior Subordinated Notes, the “Notes”). Pursuant to the notice of conditional redemption, all outstanding Notes will be redeemed on June 26, 2015 (the “Redemption Date”) at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus the Applicable Premium (as defined in the indenture governing the Senior Subordinated Notes and the indenture governing the Senior Notes, as applicable) as of the Redemption Date (the “Redemption Price”). The notices of conditional redemption are conditioned upon the consummation of the merger (the “Merger”) of Owl Merger Sub, Inc. (“Merger Sub”) with and into LVB pursuant to that certain Agreement and Plan of Merger, dated as of April 24, 2014, by and among Zimmer Holdings, Inc., Merger Sub and LVB. Upon closing of the Merger, the Company anticipates depositing with the Trustee sufficient funds to pay the Redemption Price, plus accrued and unpaid interest, if any, to the Redemption Date, and any other fees and expenses payable under the indenture. As a result, the Company will be released from its obligations under the Notes and the related indentures pursuant to the satisfaction and discharge provisions of such indentures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

BIOMET, INC.

Date: May 27, 2015	By:	/s/ Jonathan M. Grandon

	Name:	Jonathan M. Grandon
	Title:	Senior Vice President and General Counsel